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                                                                 Exhibit 10.8(b)

A





Mr.(First_Name)(MI)(Last_Name)
International Paper Company
(TITLE)
(ADDRESS)

(CITY),(STATE)(ZIP)

Dear(First):

     International Paper Company (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change of control of the Company.

     In order to induce you to remain in the employ of the Company, and to continue to exercise your special skills and knowledge at the Company, this letter agreement (this "Agreement") sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change of Control (as defined in Section 2) under the circumstances described below.

     1.   TERM

     This Agreement shall commence on the date hereof and, unless there is a Change of Control, shall continue until the earliest of (a) your termination of employment as a "full-time employee" of the Company, (b) the date when you attain the age of 65 years or (c) the date when this Agreement is terminated by the Company in accordance with the next sentence. If a Change of Control has not occurred, then the Company shall have the right at any time to terminate this Agreement by giving you 6 months prior written notice of termination of this Agreement.

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     If a Change of Control occurs at any time prior to the termination of this
Agreement pursuant to the preceding paragraph, then this Agreement shall terminate on the second anniversary of such Change of Control.

     2.   CHANGE OF CONTROL

          (a) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

               (i) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored by the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

               (ii) during any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

               (iii) a reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (x) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of the Company's securities outstanding immediately prior to such reorganization, merger or consolidation, (y) no person (other than employee benefit plans sponsored by the Company) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

               (iv) the sale or other disposition of all or substantially all of the assets of the Company is consummated, other than to any corporation with respect to which, immediately following such sale or other disposition, (x) more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the

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                  election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of the Company's securities outstanding immediately prior to such sale or other disposition, (y) no person (other than employee benefit plans sponsored by the Company) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and
                  (z) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition; or

                        (v) the shareholders of the Company approve a complete liquidation or dissolution of the Company;

          provided that a "Change of Control", as it affects any award specified in the International Paper Company Long-Term Incentive Compensation Plan in effect immediately prior to a Change of Control ("the LTICP"), shall have the meaning for a "Change of Control of the Company" set forth in such plan and, as it affects any benefits pursuant to the International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers in effect immediately prior to a Change of Control (the "SERP"), shall have the meaning for a "Change of Control" set forth in the SERP.

                  (b) Provided that you remain in the employment of the Company as of the date immediately preceding a Change of Control, then upon the occurrence of such Change of Control:

                        (i) each stock option to purchase shares of the common stock of the Company (or such other securities of the Company that may be substituted for such stock of the Company) granted to you by the Company under any plan, arrangement or agreement before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you shall become fully (100%) vested and exercisable;

                        (ii) any and all forfeiture provisions, transfer restrictions and any other restrictions applicable to each award of restricted stock of the Company (or such other securities of the Company that may be substituted for such stock of the Company) granted to you by the Company under any plan, arrangement or agreement before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you shall immediately lapse in their entirety;

                        (iii) the performance goals applicable to any
                  performance-based awards granted to you by the Company under any plan, arrangement or agreement (other than any short-term annual incentive plan) before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you will be deemed to have been fully satisfied (i.e., achieved at 100% of target, or, if higher and determinable, achieved at the actual level) and all forfeiture provisions, transfer restrictions and any other restrictions applicable to any such

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          performance-based awards shall immediately lapse in their entirety and all such awards shall be fully and immediately payable; and

               (iv) each executive continuity award and each other long-term award granted to you by the Company under any plan, arrangement or agreement before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you shall become fully (100%) vested and, if applicable, exercisable.

     3.   TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL

     If a Change of Control occurs, you shall be entitled to the benefits provided in Section 5 upon the subsequent termination of your employment during the term of this Agreement, unless such termination is (x) because of your death, Disability (as defined below) or Retirement (as defined below), (y) by the Company for Cause (as defined below) or (z) by you, other than for Good Reason (as defined below).

          (a) Disability; Retirement. If, as a result of your incapacity due to
              ----------------------
     physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for 6 consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability". Termination based on "Retirement" shall mean voluntary termination after your becoming eligible for "normal retirement" under the Company's pension plan in effect immediately prior to a Change of Control.

          (b) Cause. Termination by the Company of your employment for "Cause"
              -----
     shall mean termination upon:


              (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or

              (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

     For purposes of this Section 3(b), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

     Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution

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duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in Sections 3(b)(i) or 3(b)(ii) and specifying the particulars thereof in detail.

               (c) Good Reason. You shall be entitled to terminate your
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          employment for Good Reason. For purposes of this Agreement, "Good
          Reason" shall mean, without your express written consent, any of the following:

                   (i) the assignment to you of any duties with the Company (or with a successor or affiliated company) inconsistent with your status as an executive, or a substantial adverse alteration in the nature or status of your responsibilities, from those in effect immediately prior to a Change of Control;

                   (ii) a reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time (except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company);

                   (iii) the failure by the Company to continue in effect any material compensation plan in which you participate (including but not limited to the Company's performance share plan, stock option plan and management incentive plan, each as in effect immediately prior to a Change of Control) or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change of Control, or the failure by the Company to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change of Control;

                   (iv) except for across-the-board reductions similarly affecting all executives of the Company and all executives of any person in control of the Company: (A) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident or disability plans in which you were participating at the time of a Change of Control,
               (B) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control or (C) the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change of Control;

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                   (v)    the failure of the Company to obtain a satisfactory
               agreement from any successor to assume and agree to perform this Agreement;

                   (vi) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(d) (and, if applicable, the requirements of Section 3(b((; for purposes of this Agreement, no such purported termination shall be an effective termination by the Company;

                   (vii) the individual holding the position of Chief Executive Officer prior to the time of occurrence of the event constituting the Change of Control shall have ceased to hold such position (except when such cessation is the result of the person's Disability or Retirement or was for Cause); or

                   (viii) the Company's requiring you to be based anywhere
               other than the Company's current principal executive offices, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations.

          Your right to terminate your employment pursuant to this Section 3(c) shall not be affected by your incapacity due to physical or mental illness.

               (d) Notice of Termination. Any termination of your employment by
                   ---------------------
          the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and shall specify a date for termination of employment ("Date of Termination") which shall not be less than 30 days or more than 60 days after the date of delivery of the Notice of Termination.

          4.   DEATH, DISABILITY OR ELIGIBILITY FOR NORMAL RETIREMENT

          This Agreement shall not be applicable in the event of termination of your employment because of your death, Disability or Retirement.

          5.   COMPENSATION UPON TERMINATION

          If a Change of Control occurs and your employment is subsequently terminated during the term of this Agreement under the circumstances described in Section 3 (other than for Cause) which entitle you to benefits under this Agreement, then:

               (a) The Company will continue to provide medical and dental insurance coverage to you and your dependents which is comparable in benefits and in participant contributions, deductibles, co-payments and other terms, to the coverage which you had (i) immediately prior to the Change of Control or (ii) as

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     of the Date of Termination, whichever is better in your sole discretion, and this coverage will continue until such time as you become eligible to join a comparable plan sponsored by another employer, or attain age 65 and are eligible to enroll in the Medicare program.

          (b) After you attain age 65, the Company will provide retiree medical coverage for you and your dependents which is comparable in benefits and in participant contributions, deductibles, co-payments and other terms to the coverage provided by the Company's retiree medical plan in effect (i) immediately prior to the Change of Control or (ii) as of the Date of Termination, whichever is better in your sole discretion (with a coordination of benefits clause comparable to the clause used in connection with the relevant retiree medical plan).

          (c) The Company shall pay to you the following amounts in one lump-sum payment in cash within 30 days of the Date of Termination:

               (i) your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus an amount in cash equal to the value of any vacation earned but not taken (based upon such rate of base salary);

               (ii) to the extent not paid, your full prior-year short-term annual incentive compensation (in the amount determined prior to the Date of Termination, or if such amount has not been determined as of the Date of Termination, an amount not less than the higher of (x) your actual short-term annual incentive compensation amount for the year before such prior-year or (y) your target short-term annual incentive compensation amount for such prior-year);

               (iii) your short-term annual incentive compensation for the year in which the Date of Termination occurs, as if the performance goals applicable to such amount have been fully satisfied (i.e., achieved at 100% of target, or, if higher and determinable, achieved at the actual level); provided that such compensation will be prorated to reflect the number of days that have elapsed as of the Date of Termination since the beginning of such year; plus

               (iv)  a termination payment equal to the sum of:

                         (A) the product of "3" times a "Base Amount" consisting
                     of the sum of (I) your annualized base salary as of the Date of Termination and (II) the greater of (x) your target short-term annual incentive compensation amount for the year in which the Date of Termination occurs or (y) your average short-term annual incentive compensation amount during the 3 years preceding the Date of Termination (it being understood that in the case of the most recent year preceding the Date of Termination, such amount may, if applicable, be the amount to which you have become

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                     entitled under Section 5(c)(ii) in respect of such year);
                     provided that Base Amount shall exclude any compensation under long-term incentive compensation plans, performance share plans, stock option plans or executive continuity awards; plus

                         (B) in the event it shall be determined that any compensation by or benefit from the Company to you or for your benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), an additional lump-sum payment (a "Gross-Up Payment") in an amount determined by the Company's outside auditors such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that if the aggregate value of the Payment is less than 115% of the product of "3" times your "base amount" (as defined in Section 280G(b)(3) of the Code) (such product, the "Golden Parachute Threshold"), then you shall not be entitled to any Gross-Up Payment and, instead, the Payment shall be reduced to an amount equal to $1.00 less than the Golden Parachute Threshold;

provided that such lump-sum payment under this Section 5(c) shall be deposited in a "rabbi trust" upon the execution of any merger, stock purchase, asset purchase or similar agreement that, upon the consummation of the transactions contemplated thereunder, would result in a Change of Control.

          (d) You shall be entitled to receive the highest, as determined by the Company's outside auditors, of:

               (i) your benefits pursuant to the SERP, as if there had been a Change of Control;

               (ii) your benefits pursuant to the SERP, as if there had not been a Change of Control and as if you were credited with 3 years of additional age and 3 years of additional service; or

               (iii) your benefits pursuant to the Retirement Plan of International Paper Company in effect immediately prior to the Change of Control, as if you were credited with 3 years of additional age and 3 years of additional service.

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     You shall be entitled to receive the benefits under this Section 5(d) as a lump-sum payment within 30 days of the Date of Termination and you shall not be required to receive any consent or other approval from the Company to receive such benefits.

            (e) You shall be entitled to receive executive financial counseling services valued up to $20,000 in aggregate.

     You shall not be required to mitigate the amount of any payment provided for in this Section 5 (by seeking other employment or otherwise), nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination.

     The compensation set forth above shall be in lieu of any severance or termination payments which might otherwise be payable under any other severance programs or policy or practice of the Company, other than those set out as part of any of the Company's long-term incentive plans, performance share plans, stock option plans, executive continuity awards and retirement or supplemental retirement plans.

     In addition to the payments under this Agreement, you shall continue to be eligible to receive all of your vested accrued benefits under employee pension and welfare benefit plans sponsored by the Company.

     6.   SUCCESSORS; BINDING AGREEMENT

          (a)  Successor Companies. The Company will require any successor
               -------------------
     (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and to receive compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

          (b)  Heirs; Representatives. This Agreement shall inure to the benefit
               ----------------------
     of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there be no such designee, to your estate.

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     7.   NOTICE

     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Senior Vice President Human Resources of the Company with a copy to the Secretary of the Company, or to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8.   MISCELLANEOUS

     This Agreement constitutes the entire agreement on this subject matter between the parties and supersedes any prior oral or written agreements or understandings on the subject matter covered by this Agreement and shall not be amended or modified except by written agreement signed by both parties. No significant provisions of this Agreement may be waived or discharged, unless such waiver or discharge is in writing signed by the party who is making the waiver or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In the event that this Agreement provides benefits upon termination of your employment which duplicate benefits contained in any employment arrangement with you, such arrangement shall automatically be amended in accordance with this Agreement so that your benefits under this Agreement shall be sole and exclusive to the extent to which they are duplicative. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

     9.   VALIDITY

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.  ARBITRATION; LEGAL EXPENSES

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay you your base salary in effect when the notice giving rise to the dispute was given, and will continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved.

     The Company shall also pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), except such fees and expenses incurred in

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connection with any frivolous claim or suit. All amounts paid under this Section
10 are in addition to any other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     11.  RELEASE.

     You will be required to execute and deliver a valid and irrevocable release of employment-related claims in the form provided by the Company in order to receive any of your compensation or benefits pursuant to the terms of this Agreement.

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     If this, letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                            Sincerely,

                                            INTERNATIONAL PAPER COMPANY


                                            By:_________________________________
                                               J. N. Carter
                                               SVP, Human Resources

Agreed:

________________________________________
((First_Name))((Last_Name))
((TITLE))

Social Security Number: ________________